Exhibit 99.1

FOR IMMEDIATE RELEASE

ELANDIA ANNOUNCES RESIGNATION OF CEO HARRY HOBBS

FORT LAUDERDALE, FL – (February 5, 2008) – Elandia, Inc. (OTCBB: ELAN) announced that effective Tuesday, January 29, 2008, Harry Hobbs has resigned as Chief Executive Officer of eLandia International, Inc. (“eLandia”) and as a member of its Board of Directors. David L. Levine, eLandia’s Chairman of the Board, has assumed the role of acting CEO until a successor to Mr. Hobbs is named. eLandia is engaged in discussions with a potential successor to Mr. Hobbs and is optimistic about the success of these discussions.

“It has been extremely exciting and rewarding for me to help build eLandia’s footprint of telecommunications and information technology services in emerging markets during my tenure with the company,” said Harry Hobbs, “but I am eager to pursue more entrepreneurial ventures and looking forward to the next opportunity.”

“We are grateful for Harry’s many contributions to our business during his tenure as CEO, and wish him success in his future business ventures,” said David Levine.

About eLandia

eLandia, through its subsidiaries, is a telecommunications service provider and an information solutions and services provider, offering a wide range of technology products, Internet access service, professional services and other solutions to underserved geographic markets. Through our subsidiaries, eLandia provides telecommunications services and information technology (“IT”) solutions and services in emerging markets. The products and services we offer in each of the geographic areas we serve varies depending on the infrastructure, existing telecommunication systems and the local economy and other needs of the region.

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